Exhibit 10.1

CONTACTS Chief Financial Officer Meir Moshe +972-3766-8610
Corporate Relations Joyce Anne Shulman +1 201 785 3209 joyceannes@radware.com

For Immediate Release

Radware Ltd Announces 1Q11 Results

* Quarterly revenues of $38.6 million.

* Non-GAAP EPS $0.27

TEL AVIV, ISRAEL.; April 28, 2011 — Radware (NASDAQ: RDWR), a leading provider of integrated application delivery solutions for business-smart networking, today reported quarterly revenues of $38.6 million for the first quarter of 2011. This represents an increase of 17% compared with revenues of $33.1 million for the first quarter of 2010.

Net income on a GAAP basis for the first quarter of 2011 was $4.4 million or $0.19 per diluted share, compared with net income of $0.6 million or $0.03 per diluted share for the first quarter of 2010.

Net income on a Non-GAAP basis for the first quarter of 2011 was $6.1 million or $0.27 per diluted share, compared with net income of $3.5 million or $0.18 per diluted share in the first quarter of 2010.

During the first quarter Radware generated $14 million in cash and ended the quarter with $193 million in cash, cash equivalents, deposits and marketable securities.

“Our first-to-market advantage in application delivery virtualization, with our innovative VADI architecture and versatile offerings, has translated into meaningful revenues with large enterprises and carriers,” said Roy Zisapel, President and CEO Radware. “Customers such as these, in addition to those in the small- to mid-market, are turning to Radware because of the unique value we can provide. We continue to see this as a strong revenue generator for the company in the coming quarters with cloud providers and enterprise data center consolidation projects.”

During the quarter ended March 31, 2011, Radware released the following significant announcements:

•	Papa John’s Turns to Radware for Fast Delivery
•	At Black Hat Europe 2011, Security Experts to Demonstrate How Businesses Can Prevent Denial of Service (DoS) Attacks
•	Telenet Adopts Radware’s ADC-VX to Drive Data Center Virtualization
•	Radware Claims Two Info Security Products Guide Awards

•	Radware Receives INTERNET TELEPHONY® Magazine’s Thirteenth Annual Product of the Year Award
•	Critical Infrastructure: The Newest Target for Cyber Criminals
•	Radware Introduces its Mobile Service Edge Strategy to Better Streamline Mobile Data Centers
•	Radware Talks Wikileaks’ Operation Payback at 2011 RSA Conference
•	Radware Rolls Out Two New Key Components of its Virtual Application Delivery Infrastructure: Alteon VA and vDirect Plug-in
•	Buypass Purchases Radware’s ADC-VX Virtualization Solution for Critical ADC Consolidation

Company management will host a quarterly investor conference call at 8:45am EST on April 28, 2011. The call will focus on financial results for the quarter ending March 31, 2011, and certain other matters related to the Company’s business.

The conference call will be webcast on April 28, 2011 at 8:45am ET in the “listen only” mode via the Internet at: http://www.radware.com/Company/InvestorRelations/default.aspx and will be available for replay during the next 30 days.

Please use the following dial-in numbers to participate in the first quarter 2011 call:
Participants in the US call: Toll Free 1 877 392 9880
International participants call: +1 760 666 3769

About Radware
Radware (NASDAQ:RDWR), a global leader in integrated application delivery solutions, assures the full availability, maximum performance, and complete security of business-critical applications for nearly 10,000 enterprises and carriers worldwide. With APSolute®, Radware’s comprehensive and award-winning suite of application delivery and network security products, companies in every industry can drive business productivity, improve profitability, and reduce IT operating and infrastructure costs by making their networks “business smart”. For more information, please visit www.radware.com.

###

Use of Non-GAAP Financial Information
In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), Radware uses non-GAAP measures of net income and earnings per share, which are adjustments from results based on GAAP to exclude stock-based compensation expenses, in accordance with ASC No. 718, amortization of intangible assets, and exchange rate differences, net on balance sheet items included in finance income. Such exchange rate differences may vary from period to period due to changes in exchange rates driven by general market conditions or other circumstances outside of the normal course of Radware's operations. Management believes that exclusion of these charges allows comparisons of operating results that are consistent across past, present and future periods. Radware’s management believes the non-GAAP financial information provided in this release is useful to investors for the purpose of understanding and assessing Radware’s ongoing operations. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release, to the most directly comparable GAAP financial measures, is included with the financial information contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and, as such, has determined that it is important to provide this information to investors.

###

This press release may contain forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the Application Switching and Network Security industry, changes in demand for Application Switching and Network Security products, the timing and amount or cancellation of orders and other risks detailed from time to time in Radware's filings with the Securities and Exchange Commission, including Radware's Form 20-F.

Condensed Consolidated Balance Sheets
(U.S. Dollars in thousands)

	December 31, 2010	March 31, 2011
		(Unaudited)
Current assets
Cash and cash equivalents	15,284	10,688
Available-for-sale marketable securities	24,200	11,941
Short-term bank deposits	51,441	55,758
Trade receivables, net	16,543	14,664
Other receivables and prepaid expenses	3,402	3,048
Inventories	9,722	10,818
	120,592	106,917
Long-term investments
Available-for-sale marketable securities	82,864	109,553
Long-term bank deposits	5,000	5,000
Severance pay funds	3,342	3,407
	91,206	117,960

Property and equipment, net	11,801	11,552

Other assets
Intangible assets, net	12,011	11,052
Other long-term assets	560	611
Goodwill	24,465	24,465

Total assets	260,635	272,557

Current liabilities
Trade payables	5,913	4,331
Deferred revenues, other payables and accrued expenses	47,223	49,782
	53,136	54,113

Long-term liabilities	22,509	23,373

Shareholders’ equity
Share capital	506	517
Additional paid-in capital	218,593	224,409
Accumulated other comprehensive income (loss)	125	(10)
Treasury stock, at cost	(18,036)	(18,036)
Accumulated deficit	(16,198)	(11,809)
Total shareholders’ equity	184,990	195,071

Total liabilities and shareholders' equity	260,635	272,557

Condensed Consolidated Statements of Income
(U.S. Dollars in thousands, except share and per share data)

	For the Three months ended March 31,

	2010	2011
	(Unaudited)	(Unaudited)

Revenues	33,096	38,619
Cost of revenues	6,698	7,879
Gross profit	26,398	30,740
Operating expenses:
Research and development	7,387	8,704
Selling and marketing	15,701	16,406
General and administrative	2,570	2,349
Total operating expenses	25,658	27,459
Operating income	740	3,281
Financial income, net	53	1,339
Income before taxes on income	793	4,620
Taxes on income	(204)	(231)
Net income	589	4,389

Basic net earnings per share	$0.03	$0.21
Weighted average number of shares used to compute basic net earnings per share	18,970,581	20,674,379

Diluted net earnings per share	$0.03	$0.19
Weighted average number of shares used to compute diluted net earnings per share	20,221,513	23,023,883

Reconciliation of Supplemental Financial Information
(U.S. Dollars in thousands, except share and per share data)

	For the Three months ended March 31,
	2010	2011
	(Unaudited)	(Unaudited)

GAAP net income	589	4,389
Stock-based compensation expenses, included in:
Cost of revenues	15	15
Research and development	298	253
Selling and marketing	502	610
General and administrative	504	318
	1,319	1,196
Amortization of intangible assets included in:
Cost of revenues	379	541
Selling and marketing	630	421
	1,009	962

Exchange rate differences, net on balance sheet items included in finance income	629	(429)
Non-GAAP net income	3,546	6,118

Non-GAAP diluted net earnings per share	$0.18	$0.27
Weighted average number of shares used to compute Non-GAAP diluted net earnings per share	20,221,513	23,023,883